UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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NightHawk Radiology Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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NIGHTHAWK RADIOLOGY HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 17, 2009

To the Stockholders of NightHawk Radiology Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders for NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”), will be held on Friday, April 17, 2009 at 9:00 a.m., local time, at The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho, 83814., for the following purposes:

1)	Elect two (2) Class III directors to the Board of Directors, each to serve a term of three (3) years;

2)	Ratify the appointment of Deloitte & Touche LLP, as NightHawk’s independent registered public accounting firm for the current fiscal year ending December 31, 2009; and

3)	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 24, 2009, as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

This year, in accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this new rule will make the proxy distribution process more efficient, less costly and help in conserving natural resources.

Your vote is very important. We look forward to seeing you at the meeting.

Sincerely,

David M. Engert
President & Chief Executive Officer

Coeur d’Alene, Idaho

YOUR VOTE IS IMPORTANT!

Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your

Proxy Is Greatly Appreciated.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. is soliciting proxies for our 2009 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. All references in this Proxy Statement to “we,” “us,” “our,” “NightHawk” or the “Company” shall mean NightHawk Radiology Holdings, Inc.

The Notice of Internet Availability, with instructions on how to access our Proxy Statement, Annual Report and Proxy Card are being distributed on or about March 6, 2009.

Date:	Friday, April 17, 2009

Time:	9:00 a.m., Pacific Daylight Time

Place:	The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho 83814

Purpose:

1.      Elect two (2) Class III directors to the Board of Directors, each to serve a term of three (3) years;

2.      Ratify the appointment of Deloitte & Touche LLP, as NightHawk’s independent registered public accounting firm for the current fiscal year ending December 31, 2009; and

3.      Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What is the record date for the Annual Meeting?	Our Board has set February 24, 2009 as the record date for the Annual Meeting.

How many shares of NightHawk’s common stock were outstanding on the record date?	On February 24, 2009 approximately 26,465,822 shares of our common stock were outstanding.

Who is entitled to vote and how many votes do I have?	All stockholders who owned shares of our common stock on February 24, 2009 are entitled to vote at the Annual Meeting. Every stockholder is entitled to one (1) vote for each share of common stock held.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	This year, in accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will receive a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

How do I vote?

You may cast your vote by:

•      attending and voting in person at the annual meeting;

•      accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

•      calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

•      requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways:

•      by mailing a revised proxy dated later than the prior proxy;

•      by voting again at the Internet website;

•      by voting again using the telephone;

•      by voting in person at the Annual Meeting; or

•      by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the Annual Meeting to be effective.

What constitutes a “quorum” for the Annual Meeting?	At least a majority of the shares of our common stock outstanding as of the record date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail, Internet or telephone. Abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

What is the voting requirement to approve each of the proposals?	For Proposal I, the election of directors, the two (2) individuals receiving the highest number of “FOR” votes will be elected. To pass, Proposal II, the ratification of the appointment of the independent registered public accounting firm, requires the affirmative “FOR” vote of at least a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote.

How are votes counted?

For Proposal I, you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD FOR ALL” with respect to the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.

For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote on Proposal II, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.

Finally, if you just sign and return your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2009.

Who is soliciting my vote and who pays for the solicitation of proxies?	This Proxy Statement is furnished in connection with the solicitation of your vote by our Board. We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.

How does the Board recommend voting on the proposals?	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2009.

When are the stockholder proposals for the 2010 Annual Meeting of Stockholders due?	We anticipate holding our 2010 Annual Meeting of Stockholders on or about April 16, 2010. Stockholder proposals for our 2010 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on November 6, 2009. In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2010 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2010 Annual Meeting of Stockholders.

How may I obtain a set of proxy materials or Annual Report for 2008?	If you share an address with another stockholder, each stockholder may not receive a copy of the Notice of Internet Availability with instructions for accessing a copy of our Annual report and proxy materials. Stockholders who want to receive a copy of our Annual report and proxy materials should follow the instructions provided in the Notice of Internet Availability or contact us by calling our Investor Relations department at 1-866-400-4295 or writing to: NightHawk Radiology Holdings, Inc., 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814, Attention: Investor Relations.

Where are NightHawk’s principal executive offices?	Our principal executive offices are located at 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814. Our telephone number is (866) 400-4295.

PROPOSAL I

ELECTION OF DIRECTORS

General

As of the date of this proxy statement, our Board of Directors is composed of five (5) directors. Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have five directors with two directors in Class I and Class III and one director in Class II. The term of office of our Class I directors, Charles R. Bland and David M. Engert, will expire at the 2010 Annual Meeting. The term of office of our Class II director, Peter Y. Chung, will expire at the 2011 Annual Meeting of Stockholders. The term of office of our Class III directors, Paul E. Berger, M.D. and David J. Brophy, Ph.D. will expire at the 2009 Annual Meeting of Stockholders. At the 2009 Annual Meeting, stockholders will elect two Class III directors, each for a term of three years.

Nominees for Class III Directors

The following sets forth information concerning the nominees for election as directors at the 2009 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation During Past Five Years
Paul E. Berger, M.D.	66	Paul E. Berger, M.D. is one of our founders and has served as a director since 2004 and our President and Chief Executive Officer from 2004 until 2008. From 2001 to 2004, Dr. Berger served as President of NightHawk Radiology Services, LLC, our predecessor. Prior to joining us, Dr. Berger served as President of MD3 Corporation, a provider of radiological picture archiving and communications services, from 2000 to 2001. From 1996 to 2003, he served as President of Berger & Associates, a medical expert witness consulting firm, and as a physician with Radiology Associates of Northern Idaho. From 1989 through 1995, he served as President and Chief Executive Officer of MEMRAD Medical Group, Inc., then the largest radiology group in the state of California. Dr. Berger received a B.S. from Tufts University and an M.D. from the State University of New York-Downstate. He received his radiology training at the University of Michigan and completed a fellowship in pediatric neuroradiology at the Hospital for Sick Children, Toronto, Canada. Dr. Berger is certified by the American Board of Radiology and is a member of the American College of Radiology.

David J. Brophy, Ph.D. (1)(2)(3)	72	David J. Brophy, Ph.D. has served as a director since 2004. Dr. Brophy is the Director of the Office for the Study of Private Equity and an Associate Professor of Finance at the University of Michigan, Ross School of Business, where he has been employed since 1966. Dr. Brophy also serves as a director of Munder Funds, an investment management firm. Dr. Brophy received a B.A. and a B.Comm. from St. Francis Xavier University, an M.B.A. from the University of Detroit and a Ph.D. from the Ohio State University.

(1)	Member of Audit Committee
(2)	Chairman of Compensation Committee
(3)	Member of Nominating and Governance Committee

Your Board Recommends That Stockholders

Vote FOR Both Nominees Listed Above.

BOARD OF DIRECTORS

The business of NightHawk is managed under the direction of a Board of Directors, which is divided into three classes, with each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of NightHawk Radiology Holdings, Inc. It is not, however, involved in operating details on a day-to-day basis.

The Board of Directors has determined that it shall be composed of five directors. Dr. Paul Berger and Dr. Brophy are Class III directors whose terms expire at the Annual Meeting. Mr. Bland and Mr. Engert are Class I directors whose term expires at the annual stockholders meeting in 2010. Mr. Chung is a Class II director whose term expires at the annual stockholders meeting in 2011. Commencing with the Annual Meeting, each newly elected director shall serve for a term ending at the third annual stockholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class I directors:

Name	Age	Position/Principal Occupation During Past Five Years
David M. Engert	58	David M. Engert has served as our President and Chief Executive Officer since November 2008 and as a member of the board of directors of the Company since April 30, 2008. Mr. Engert also sits on the Board of Directors of Healthation, Inc., a healthcare information technology company. Mr. Engert was the founder and owner of ES3, a strategic consulting and investment company since 2007. From 2002 to 2006, Mr. Engert served as the president, chief executive officer and director of Quality Care Solutions, Inc., one of the nation’s leading providers of advanced healthcare payer enterprise application solutions, which was acquired by Trizetto, Inc. in January 2007. Prior to 2002, Mr. Engert held a number of senior level management positions in the healthcare industry over the previous 10 years, including senior vice president & general manager at McKesson Corporation’s Managed Care Division.

Charles R. Bland (1)(2)	60	Charles R. Bland has served as a director and as the Chairman of our Audit Committee since April 2007. From July 2005 to November 2007, Mr. Bland served as the Chief Financial Officer of Sirenza Microdevices, Inc. From May 2003 until July 2005, Mr. Bland served as the Chief Operating Officer of Sirenza Microdevices, Inc. Prior to joining Sirenza, Mr. Bland served as the President and Chief Executive Officer of Vari-L Company, Inc. from May 2001 until May 2003. From June 2000 until he joined Vari-L, he served as the President of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the President of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the Chief Operating Officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglass, a high performance glass composites and building materials company, with his final assignment being President, Africa/Latin American Operations. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. The Board has determined that Mr. Bland is an audit committee financial expert.

(1)	Chairman of the Audit Committee
(2)	Member of the Compensation Committee

The following individual is a Class II director:

Name	Age	Position/Principal Occupation During Past Five Years
Peter Y. Chung (1)(2)(3)	41	Peter Y. Chung has served as a director since 2004. Mr. Chung is a managing director and member of various entities affiliated with Summit Partners, a private equity and venture capital firm, which he joined in August 1994. Mr. Chung also serves as a director of Sea Bright Insurance Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance, and a number of privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A from Stanford University.

(1)	Member of Audit Committee
(2)	Member of Nominating and Governance Committee
(3)	Member of the Compensation Committee

There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

We have had formal corporate governance guidelines in place since May 2005. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. You can access our committee charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee free of charge on our website at www.nighthawkrad.net or by writing to us at NightHawk Radiology Holdings, Inc., 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814, Attention: Investor Relations. We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our directors serving on the Board as of our 2008 annual meeting of stockholders attended that meeting. We have adopted the following standards for director independence in compliance with the Nasdaq Global Market corporate governance listing standards:

•

No director qualifies as “independent” if such person has a relationship which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•

A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•

A director who accepts, or whose immediate family member accepts, more than $120,000 in compensation from us or any of our subsidiaries during any period of 12 consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence;

•

A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•

A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•

A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Deloitte & Touche LLP, or was a partner or employee of Deloitte & Touche LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

The Board has determined that Dr. Brophy and Messrs. Chung, and Bland, representing a majority of our board, are “independent directors” as defined under the rules of the Nasdaq.

Board Meetings and Committees

Our Board held a total of twenty-one (21) meetings and acted by written consent three (3) times during the calendar year ended December 31, 2008. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of committees on which he served during fiscal 2008. During such period, the Board had a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Company’s Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter, each as adopted by the Board of Directors, are posted on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

Audit Committee

During 2008, we had two members of our Audit Committee, Mr. Bland and Dr. Brophy, that served on the Audit Committee for the entire year. In addition to Messrs. Bland and Brophy, from the beginning of 2008 until his departure from the Board on February 22, 2008, Mr. Ernest Ludy served on our Audit Committee. From Mr. Ludy’s resignation from our Board in February 2008 until the appointment of Mr, David Engert as a director and member of out Audit Committee, our Audit Committee consisted of two members and thus did not comply with the Nasdaq Marketplace rules governing audit committees. Upon Mr. Engert’s appointment as our Chief Executive Officer in November 2008, Mr. Peter Chung replaced Mr. Engert as the third member of our Audit Committee and continues to serve in that capacity. Each member of our Audit Committee was a non-employee, independent member of our Board during his service on the Audit Committee. Mr. Bland served as the chairman of our Audit Committee throughout 2008 and was determined by our Board to (i) qualify as our “audit committee financial expert” as defined in the SEC rules and (ii) satisfy the financial sophistication requirements of the Nasdaq. Also, in connection with the appointment of each member of the Audit Committee, our Board determined that each member met the requirements for independence and financial literacy under the rules and regulations of the Nasdaq and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	acting as our qualified legal compliance committee; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of the Audit Committee’s functions can be found in our Audit Committee Charter. The Audit Committee met eleven (11) times during the fiscal year ended December 31, 2008.

Compensation Committee

Dr. Brophy, Mr. Chung, and Mr. Bland each of whom is a non-employee member of our Board, comprise our Compensation Committee. Dr. Brophy is the chairman of our Compensation Committee. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the rules of the Nasdaq. The Compensation Committee is responsible for, among other things:

•

reviewing and approving our chief executive officer and other executive officers’ annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•	evaluating and recommending to the Board incentive compensation plans; and

•	making recommendations to the Board with respect to outside director compensation.

A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee Charter. The Compensation Committee met nine (9) times during the fiscal year ended December 31, 2008. The Compensation Committee generally seeks input from the other outside directors who are not members of the committee. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation with our Board regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

Nominating and Governance Committee

Mr. Chung and Dr. Brophy, each of whom is a non-employee member of our Board, comprise our Nominating and Governance Committee. Mr. Chung is the chairman of our Nominating and Governance Committee. Our Board has determined that each member of our Nominating and Governance Committee meets current SEC and Nasdaq requirements for independence. The Nominating and Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of stockholders;

•	developing and recommending to our board of directors governance principles applicable to us;

•	overseeing the evaluation of our board of directors; and

•	recommending to our board of directors members for each board committee.

A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee Charter. The Nominating and Governance Committee met five (5) times during the fiscal year ended December 31, 2008.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and NightHawk within the last three years, a statement of recommendation of the candidate from the stockholder, a description of the shares of NightHawk beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board and a written indication to provide such other information as the Nominating and Governance Committee may reasonably request. Stockholder recommendations to the board of directors should be sent to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Information Concerning Solicitation and Voting—When are the stockholder proposals for the 2010 Annual Meeting of Stockholders due?”

Director Qualifications

Our Nominating and Governance Committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess. However, the Nominating and Governance Committee when considering a potential non-incumbent candidate, will factor into its determination a candidate’s professional experience, educational background, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814. The Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board or, if designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

In February 2007, the disinterested members of our Board adopted a compensation program for our outside directors. Pursuant to this program, each non-employee director will receive the following equity and cash compensation for board services, as applicable:

Equity Compensation:

•

Initial Equity Grant. Upon joining the Board, each outside director will receive an initial option grant to purchase shares of the Company’s common stock with an option value equal to approximately $200,000 (in each case, determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2008 Annual Report on Form 10-K), with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies. This initial option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

•

Annual Equity Grant. At each annual meeting after the first full year of service on the Board, each outside director will receive an additional option grant anticipated to be valued at approximately $125,000 (in each case, determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2008 Annual Report on Form 10-K), with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies. This annual option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

Cash Compensation:

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each outside director will receive $1,000 for each board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

•

Compensation for Committee Chairs. In addition to the amounts described above, the chairman of the Audit Committee will receive $5,000 per quarter; the chairman of the Compensation Committee will receive $1,000 per quarter; and the chairman of the Nominating and Governance Committee will receive $1,000 per quarter.

In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to the equity grants described above will accelerate fully.

Code of Ethics

On November 28, 2005, the Company adopted a Code of Business Conduct and Ethics for all directors, officers and employees. A copy of the code of ethics is available on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Y. Chung	$45,968	—	$103,040	—	—	—	$149,008
David J. Brophy	$50,875	—	$103,040	—	—	—	$153,914
Ernest G. Ludy	$8,500	—	—	—	—	—	$8,500
Charles R. Bland	$69,535	—	$117,675	—	—	—	$187,209
David M. Engert	$26,216	—	$66,627	—	—	—	$92,842
Paul E. Berger, M.D. (3)	$4,000	—	—	—	—	—	$4,000

(1)	There were no outstanding stock awards held by any of our directors as of December 31, 2008.
(2)	The value of the option awards presented in this table equals the value of the award earned by such director in 2008. The value is based upon the expense amortized for such grant during 2008, which is based upon the total value of the option award at the date of grant. The value of the option award was determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2008 Annual Report on Form 10-K.
(3)	Although Dr. Paul Berger served on the board of directors throughout 2008, he did not receive compensation for his service as a director until after his separation as Chief Executive Officer in November 2008.
(4)	The following option awards were outstanding as of December 31, 2008:

Name	Year of Grant		Shares Subject to Outstanding Option Award	Exercise Price		All Other Stock Awards: Number of Shares of Stock or Units
Peter Y. Chung	2004 2007 2008		36,000 21,603 40,199	$ $ $	1.56 17.70 7.64	— — —
David J. Brophy	2004 2007 2008		36,000 21,603 40,199	$ $ $	1.56 17.70 7.64	— — —
Paul E. Berger, M.D.	2007 2007		12,387 —	$ $	21.75 —	— 4,598
Charles R. Bland	2007 2008		28,739 40,199	$ $	17.74 7.64	— —
David E. Engert	2008 2008	(a)	64,318 300,000	$ $	7.64 4.26	— —

(a)	Mr. Engert’s option with 64,318 underlying shares was made in connection with his appointment to the Board of Directors.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed, subject to ratification by our stockholders, Deloitte & Touche LLP, as independent registered public accounting firm, to audit our books, records and accounts for the current fiscal year ending December 31, 2008. Deloitte & Touche LLP has audited our financial statements beginning with the year ended December 31, 2003.

A representative of Deloitte & Touche LLP is scheduled to be present at our 2009 Annual Meeting of Stockholders and will be available to make a statement or answer any questions.

Fees Paid to Deloitte & Touche LLP

The following table sets forth the costs incurred by the Company for services provided by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2008 and December 31, 2007.

	Year Ended December 31,
Fee Category	2008	2007
Audit Fees	$674,250	$835,086
Audit-Related Fees	—	—
Tax Fees	375,207	128,576
All Other Fees	2,000	1,500
Total Fees	$1,051,457	$965,162

Audit Fees

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, divestitures and international tax planning.

All Other Fees

Consists of fees for user access to Deloitte & Touche LLP’s accounting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any such pre-approval to the Audit Committee at the next scheduled meeting.

Your Board Recommends That Stockholders

Vote FOR The Ratification Of Appointment Of Deloitte & Touche LLP As The Company’s Independent

Registered Public Accounting Firm (Independent Auditors).

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of our common stock as of February 24, 2009 by:

•	each person who we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table lists applicable percentage ownership based on 26,465,822 shares of common stock outstanding as of February 24, 2009. Options to purchase shares of our common stock that are exercisable within 60 days of February 24, 2009 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Unless otherwise indicated, the address for each stockholder listed on this table is c/o NightHawk Radiology Holdings, Inc., 601 Front Avenue, #502, Coeur d’Alene, Idaho 83814.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders: (1)
Transamerica Investment Management, LLC (2) 11111 Santa Monica Blvd., Ste. 820 Los Angeles, CA 90025	2,256,033	8.5%

FMR Corp. and its affiliates (3) 82 Devonshire Street Boston, MA 02109	1,969,322	7.4%

Jon D. Berger (4) 1717 East Heritage Lane Spokane, WA 99208	1,576,777	5.9%

Directors and Executive Officers:
Paul E. Berger, M.D (5)	3,643,587	13.7%
David M. Engert	—	—
David J. Brophy (6)	53,966	*
Peter Y. Chung (7)	49,801	*
Charles R. Bland (8)	21,159	*
Timothy Murnane (9)	55,138	*
David M. Sankaran	—	—
All executive officers and directors as a group (seven persons) (7)	3,813,651	13.7%

*	Less than one percent.
(1)	Dr. Paul Berger is also holders of greater than five percent of our outstanding shares of common stock.
(2)	Based solely on a Schedule 13G filed by Transamerica Investment Management, LLC with the Securities and Exchange Commission on January 14, 2009.

(3)	Based solely on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 17, 2009.
(4)	Based solely on a Schedule 13G filed by Jon D. Berger with the Securities and Exchange Commission on February 10, 2009.
(5)	Includes 2,634,642 shares held by Dr. Berger, 1,000,000 shares held by an annuity trust established by Dr. Berger and options exercisable for 8,945 shares of common stock within 60 days of February 24, 2009.
(6)	Includes 4,165 shares held by Dr. Brophy and options exercisable for 49,801 shares of common stock within 60 days of February 24, 2009.
(7)	Consists of options exercisable for 49,801 shares of common stock within 60 days of February 24, 2009.
(8)	Includes 2,000 shares held by Mr. Bland and options exercisable for 19,159 shares of common stock within 60 days of February 24, 2009.
(9)	Consists of options covering 45,138 shares of common stock exercisable within 60 days of February 24, 2009 and an additional 10,000 shares subject to a restricted stock unit grant that will vest within 60 days of February 24, 2009.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of December 31, 2008:

Name	Age	Position/Principal Occupation During Past Five Years
Executive Officers:
David M. Engert	58	David M. Engert has served as our President and Chief Executive Officer since November 2008 and as a member of the board of directors of the Company since April 30, 2008. Mr. Engert also sits on the Board of Directors of Healthation, Inc., a healthcare information technology company. Mr. Engert was the founder and owner of ES3, a strategic consulting and investment company since 2007. Prior to 2007, from 2002 to 2006, Mr. Engert served as the president, chief executive officer and director of Quality Care Solutions, Inc., one of the nation’s leading providers of advanced healthcare payer enterprise application solutions, which was acquired by Trizetto, Inc. in January 2007. Prior to 2002, Mr. Engert held a number of senior level management positions in the healthcare industry over the previous 10 years, including senior vice president & general manager at McKesson Corporation’s Managed Care Division.

Timothy E. Murnane	59	Timothy E. Murnane has served as our Executive Vice President and Chief Operating Officer since March 2008. Prior to joining us, since 1995, Mr. Murnane served as owner and operator of Bantry Holdings, Inc., a company formed by Mr. Murnane to invest in and advise private growth companies on a broad range of operational matters. From 1992 through 1995, Mr. Murnane served as the President and Chief Operating Officer of The Medstat Group, a public health information company, where he was responsible for all aspects of Medstat’s operations. Prior to 1992, Mr. Murnane served in several different managerial roles, including President and Managing Officer, of Bank One Financial Card Services. Mr. Murnane received a B.A. from Williams College, an M.A.T. from Harvard University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

David M. Sankaran	42	David M. Sankaran has served as our Senior Vice President and Chief Financial Officer since May 2008. Prior to joining us, Mr. Sankaran served as Senior Vice President and Chief Financial Officer of Accelrys, Inc., a leading provider of scientific solutions software, from 2005 to 2006. From 2004 to 2005, Mr. Sankaran served as Vice President and Corporate Controller for Ocular Sciences, Inc., a contact lens manufacturer. From November 2002 to March 2004, Mr. Sankaran worked as a financial consultant to software companies. From 1999 to 2002 Mr. Sankaran was Vice President of Investor Relations and, previously, Vice President of Finance, Global Operations, for PeopleSoft, Inc., an enterprise software company. Mr. Sankaran earned a Bachelors of Science degree in Business from the University of Southern California and a Masters in Business Administration from St. Mary’s College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

During 2008, the Company experienced significant changes in its management organization while operating in an increasingly challenging market and macroeconomic environment. Some of the factors which influenced executive compensation on a global basis are summarized below:

•

Over the course of the year, we experienced significant turnover in our senior management team. In the early part of the year, we replaced our outgoing chief operating officer and chief financial officer with new executives. In November 2008, our two remaining founders, Dr. Paul Berger and Jon Berger, left their management positions with the Company, and we appointed a new president and chief executive officer. These changes resulted in the payment of management severance packages for the outgoing executives and the establishment of new compensation and equity packages for the new executives.

•

As the market for the services we provide continued to evolve and attract additional competition, and as the United States began to experience a severe economic downturn, 2008 proved to be a difficult year for us to achieve the revenue and profitability targets that we had established at the beginning of 2008. As will be described more fully below, these factors had a significant impact on the amount of compensation paid to our executives for 2008.

Overview of Compensation Philosophy

Our Compensation Committee is responsible for reviewing and approving all elements of executive compensation. The Compensation Committee is also responsible for overseeing our general compensation philosophy and policies, specific compensation plans for our executive officers, as well as making recommendations regarding director compensation.

Our philosophy of executive officer compensation includes the following principles:

•	executive compensation should be designed to attract, retain and develop talented and experienced executives to the Company;

•	executive compensation should be related to the Company’s performance and it should be directly linked to near-term and long-term operating results; and

•	executive compensation should align the interests of executive management with the interests of our stockholders.

Compensation Objectives

In accordance with this philosophy, our executive compensation program is designed to: (i) provide competitive levels of total compensation to attract and retain qualified key executives critical to our growth and long-term success, (ii) combine base salary, short-term cash and/or equity-based awards and long-term equity-based awards to align the interests of our executives with the interests of our stockholders, and (iii) recognize individual roles, responsibilities and performance in relation to the success of the overall business. Achievement of short-term objectives is rewarded primarily through base salary and annual performance-based incentive programs. In addition, our equity awards encourage executives to focus on our longer-term goals with the objective of maximizing long-term shareholder value.

Determining Executive Compensation

Each year, the Compensation Committee evaluates our executive compensation policies and amounts and determines the overall effectiveness of those policies in achieving the goals stated above. The Committee begins this evaluation process by examining the current compensation levels of our executive team in light of overall Company and individual performance in achieving our stated objectives. For 2008, the basic structure of our executive compensation policies included a base salary, an annual performance-based incentive program and participation in our long-term equity incentive plan through targeted equity grants, all of which is described in more detail below and in the tables that follow.

To determine the competitiveness and appropriateness of our executive compensation, the Compensation Committee considers not only the compensation policies previously adopted by the Company but also data from publicly-available information filed with respect to comparable companies. For example, peer group executive compensation data from publicly-filed documents is assembled, which provides a comparison of our senior management compensation levels with those of comparable health care services companies. The peer group of comparable companies was selected principally by sector, market capitalization and revenue and includes Virtual Radiologic Corporation, Omnicell, Inc., US Physical Therapy, Inc., Phase Forward, Inc., HealthTronics, Inc., Vital Images, Inc., Radnet, Inc., American Dental Partners, Inc., Integramed America, Inc. and IPC The Hospitalist Co., Inc. Although each of these companies is distinguishable from us in many ways, this group was selected because each company is in the business of providing a healthcare or healthcare-related services and, on average, had annual revenue and market capitalizations which approximated our size.

Ultimately, however, compensation levels and structures for new executives resulted in large part from the negotiation between the Compensation Committee and the identified candidate to fill the open executive position. As is described above, the Compensation Committee believes that the Company must set compensation levels not only to attract, but also to retain qualified key executives critical to our growth and long-term success. In 2008, the Company was faced with the need to recruit three new executives and we feel that our compensation structures proved to be competitive in attracting talented, highly-qualified executives.

Finally, during 2008, as the Compensation Committee continued its ongoing efforts to ensure the competitiveness and appropriateness of our compensation levels and targeted structures, the Compensation Committee, along with our chief financial officer, worked with an independent compensation consulting firm to assist the Company in developing a comparable peer group of companies and also to collect market-based compensation data to allow the Company to conduct a comparative analysis of operating performances and executive compensation levels. With this information, the Compensation Committee was able to review our executive compensation levels within the context of the compensation levels of the identified peer group and each company’s relative financial and operating performance and, with that information, assess our current executive compensation competitively.

The Compensation Committee does not target a specific percentile in the range of comparative data for each individual executive or for each component of compensation. Instead, the Compensation Committee structures a total compensation package in view of the comparative data and such other factors specific to the executive, including level of responsibility, prior experience and expectations of future performance. As described above, the Compensation Committee uses peer group data and other market data to test for reasonableness and competitiveness of its compensation package as a whole, but exercises subjective judgment in allocating compensation among executives and within each individual’s total compensation package.

Elements of Executive Compensation

The key elements of our executive compensation are as follows:

Element	Character	How Objectives Are Met

Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.

Annual Performance-Based Incentive Program	Short- to Mid- Term	Varies based on the Company’s attainment of annual performance measures that are aligned with the business strategy and stockholders’ interests.

Equity Incentive Awards	Long-Term	Varies based on long-term stock price performance and promotes stockholders’ interests.

Base Salary

We have adopted a guideline that our executives should be paid competitive base salaries. As noted above, we use publicly-available information regarding executive compensation levels for peer group companies as well as market-based executive compensation survey results to test for reasonableness and competitiveness of our base salaries. We determine base salary based on job responsibility, the executive’s experience and tenure, assessments of expected future contributions of the individual executive, as well as market conditions, including pay levels and programs provided by other comparable companies. In making our determinations of base salary, the Compensation Committee does not utilize any particular index or formula to arrive at the recommended base salary, but instead exercises subjective judgment in view of our overall compensation objectives. For example, a key component in the determination of base salary for an executive officer is the contribution the executive is expected to make to the Company’s overall strategic and operational objectives as well as the executive’s prior executive experience.

Individual base salaries are reviewed annually to account for changes in responsibilities of the executive or shifts in the industry and represent the only fixed portion of the executive compensation package on an annual basis.

Annual Performance-Based Incentive Program

We reward achievement of our financial and strategic objectives by executive officers through our annual Performance-Based Incentive Program. Our Performance-Based Incentive Program is tied to achievement of certain financial objectives that are established by our Compensation Committee and are communicated at the beginning of the year to the participants. The participants in our performance-based incentive program include the members of our executive management and certain of our vice presidents.

For 2008, the Compensation Committee utilized a similar performance-based incentive program that the Company had in place for our executives in 2007. Consistent with 2007, the 2008 performance-based incentive program was based upon the Company achieving specified revenue and adjusted earnings per share targets. The rationale behind our performance-based incentive program is to tie a significant portion of our executives’ compensation amounts to both revenue growth as well as profitability growth, as measured by our adjusted earnings per share, which excludes certain non-cash items that we feel may not be indicative of our core financial results. In addition, our incentive program for 2008 was structured in a way that provided incentives to our executives to not only achieve our revenue and adjusted earnings per share targets, but to exceed them. This objective was achieved by structuring the formulas so that the maximum incentive compensation amount was not paid if the targets were simply achieved but, rather, only if the targets for each of revenue and profitability were exceeded by 10%. The Compensation Committee concluded that this type of incentive program best tied management incentives to the interests of our stockholders. Unlike 2007, however, which provided equal weighting to achievement of revenue and adjusted earnings per share targets, for 2008, the Compensation Committee decided to provide 2/3 weight to the adjusted earning per share metric and 1/3 weight to the revenue metric. The Compensation Committee made this change to provide further incentive for executive management to drive profitable revenue growth.

Specifically, the 2008 performance-based incentive program was structured as follows:

•	The performance-based incentive amounts were dependent upon the Company achieving objective target levels of revenue and adjusted earnings per share.

•	If we achieved less than 90% of the target for adjusted earnings per share, then no performance-based incentive compensation would have been paid.

•

For every 1% we exceeded a threshold of 90% of the revenue target (up to 110% of the revenue target), each executive’s incentive compensation was increased by 1.667% such that, if we reached 100% of the revenue target, this component of the performance-based incentive compensation would equal 16.67% of the executive’s maximum incentive compensation potential. Likewise, if we reached 110% of the revenue target, this component of the performance-based incentive compensation would equal 33.34% of the executive’s maximum incentive compensation potential.

•

For every 1% we exceeded a threshold of 90% of the adjusted earnings per share target (up to 110% of the adjusted earnings per share target), each executive’s incentive compensation was increased by 3.33% such that, if we reached 100% of the adjusted earnings per share target, this component of the performance-based incentive compensation would equal 33.33% of the executive’s maximum incentive compensation potential. Likewise, if we reached 110% of the revenue target, this component of the performance-based incentive compensation would equal 66.66% of the executive’s maximum incentive compensation potential.

In summary, taking all of these components together, in 2008, if we had simply reached our revenue and adjusted earnings per share targets but had not exceeded such targets, each executive officer would have received 50% of such individual’s maximum incentive compensation potential. Likewise, if we had exceeded each of the revenue and adjusted earnings per share targets by 10%, each executive officer would have been eligible to receive 100% of such individual’s maximum incentive compensation potential.

In February 2009, based upon our financial results for the year, the Compensation Committee determined that we did not achieve 90% or greater of either the 2008 revenue target of $200 million or our 2008 adjusted earnings per share target of $1.13. As a result, no incentive compensation was paid to any of our executive officers for 2008.

Long-Term Equity Incentive Awards

As part of our overall compensation strategy, we employ an equity incentive program to provide long-term incentive awards to certain of our employees and certain of our affiliated radiologists. Equity compensation has historically been granted broadly and deeply within the Company. However, beginning in 2008, the Company and the Compensation Committee determined that it was in the best interests of the Company and our stockholders to limit employees eligible to receive equity grants to make better use of limited pool of shares available under our equity incentive plan and to minimize the dilutive impact these grants have on our stockholders.

We employ two forms of long-term equity incentives awards to motivate our more senior employees and our service providers:

•

Non-qualified Stock Options. Historically, most of the grants we have made have been in the form of non-qualified stock options. Pursuant to our equity incentive plans, we have awarded options to purchase our stock to a significant portion our full-time employees and independent contractor radiologists. However, as described above, in 2008 adopted a new practice that limits the pool of eligible employees and, thus, minimizes and concentrates the grants with those individuals deemed by management to be in important leadership positions. In determining the number of shares subject to a granted option, the Compensation Committee (along with management) evaluates numerous factors, including but not limited to, job level, responsibilities, and the targeted overall compensation level.

•

Restricted Stock Unit Awards. In certain circumstances, we also award restricted stock units instead of options. Historically, we have made restricted stock unit grants to our independent contractor radiologists. In 2008, both as part of our prior year incentive compensation program as well as part of the equity grant packages of certain of our new executives, we have begun to utilize restricted stock units in our equity grants to certain employees. With restricted stock units, we are able to provide the same equity incentive, while minimizing the dilutive impact of equity-based compensation on our other stockholders.

Executive Officer Participation in Long-Term Incentive Programs

Our Compensation Committee believes that it is important to align the interests of our executive management with the interests of out stockholders. As a result, each of our executive officers participates in our long-term equity incentive program. To determine the level of long-term equity-based compensation at which each of our executives should participate, the Compensation Committee conducts a process similar to its process for testing the appropriateness of our base salary program. So, for example, the committee, along with assistance from our chief financial officer, will review publicly-available information filed by similarly situated companies regarding new hire equity grants for senior executives while viewing such information in the context of our overall compensation philosophies and practices. Further, as is the case with other components of executive compensation, the amount and structure of an executive’s long-term equity-based incentive will be determined through the recruitment and negotiation process before joining the Company. For additional information on the long-term incentive equity grants awarded to our executive officers during 2008, see the Grants of Plan Based Awards table below.

As stated above, our long-term incentive programs have been and, in the future, will be structured to reinforce a long-term interest by the executive in our overall performance, thereby aligning the executive’s interests with those of our stockholders, all while considering the dilutive impact of these incentive programs on other stockholders. As described more fully in the Grants of Plan Based Awards table, our 2008 equity-based incentive awards contained both a stock option component as well as a restricted stock unit component.

Equity Grant Practices

Our equity grants are typically made at the first board meeting following an employee’s first day of service with us. Thereafter, we evaluate whether additional grants are appropriate for an employee on a case-by-case basis. All grants for employees and affiliated radiologists are approved by the Board of Directors, while all grants to members of the executive management team are approved by the Compensation Committee or by the independent, disinterested members of the Board.

We determine the exercise price of our stock options and the fair value of our restricted stock unit awards based on the closing price of our common stock on the effective date of grant, which is typically established as the third trading day following the release of our annual or quarterly financial results. By establishing the effective date of grant in this manner, we ensure that all material information is reflected in our stock price before an exercise price is established or the value of a restricted stock grant is determined. We do not have any program, plan or practice to time equity grants to our employees, including our executives, in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Ownership Guidelines

While we do not have share retention and ownership guidelines for executive officers, we believe that senior management should have an appropriate equity interest in order to align management’s interests with those of our stockholders.

We have not applied any formula or specific mathematical weights to the proportion of stock options or restricted stock units to be awarded to our executive officers. Instead, we exercise judgment and discretion in determining the appropriate mix of base salary, bonus and equity incentives. In determining an executive’s equity compensation, the Compensation Committee considers such officer’s other compensation and position, an evaluation of survey data for grants at similarly situated companies in our peer group, the number of shares of common stock reserved but un-issued under our 2006 Equity Incentive Plan and the total amount expected to be granted to all participants under the plan for the year.

Although we do not have specific share retention and ownership guidelines, our Insider Trading Policy does contain prohibitions on certain types of transactions in our common stock including the prohibition of any executive officer, employee or other service provider from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transactions, with respect to our common stock.

Non-exclusive Participation

We believe that creating stockholder value requires not only executive talent but active participation by all employees in leadership positions. As discussed above, although we have limited the number of employees eligible to participate in our long-term equity-based incentive programs, we currently provide and intend to continue to provide each element of compensation to a targeted but comprehensive set of our employees in leadership and managerial positions. We also provide for broad-based employee participation in our annual cash-based bonus programs, although no such cash-based bonus programs were affected during 2008. Alongside the majority of our employees, our executive officers are eligible to participate in a tax-qualified, employee-funded 401(k) plan, as well as certain health benefits.

Termination and Change-in-Control Arrangements

We provide certain of our executive officers with agreements that provide for specified benefits upon a change-in-control of the Company or upon a termination without “cause” or a resignation for “good reason”, as those terms are defined in the executives’ employment arrangements. These arrangements are very useful tools that help the Company recruit and retain key employees. Detailed information about these agreements, including a description of payout amounts under certain circumstances, is included in the tables and the supplemental information to those tables provided below.

Performance Based Compensation and Financial Restatement

To date, we have not experienced a financial restatement and have therefore not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation payments that were predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Effect of Accounting and Tax Treatment on Compensation Decisions

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m). We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concludes that this is in our best interest. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Role of Executive Officers in Executive Compensation Decisions

The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team as well as other members of our Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation Committee

David J. Brophy, Chairman

Peter Y. Chung

Charles R. Bland

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our current and former Chief Executive Officers, our current and former Chief Operating Officers, our current and former Chief Financial Officers, and all other individuals who served as an executive officer (collectively, the “Named Executive Officers”) during 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Current Officers:
David M. Engert (3) President and Chief Executive Officer	2008 2007 2006	60,831 — —		— — —	— — —		88,067 — —		— — —	— — —	— — —		148,898 — —

Timothy E. Murnane Executive Vice President and Chief Operating Officer	2008 2007 2006	284,135 — —		— — —	96,115 — —		188,297 — —		— — —	— — —	75,000 — —	(4)	643,547 — —

David M. Sankaran Senior Vice President and Chief Financial Officer	2008 2007 2006	187,500 — —		— — —	66,079 — —		126,106 — —		— — —	— — —	50,000 — —	(5)	429,685 — —

Former Officers:
Paul E. Berger, M.D. Former President and Chief Executive Officer	2008 2007 2006	396,308 600,000 600,000	(6)	— — —	27,561 559,331 —	(8)	30,194 52,540 —		— — 462,225	— — —	47,092 — —	(7)	501,155 1,211,871 1,062,225

Timothy M. Mayleben Former President and Chief Operating Officer	2008 2007 2006	120,716 416,827 —		— — —	187,630 606,211 —		520,193 1,513,948 —	(9) (9)	— — —	— — —	347,911 — —	(10)	1,176,450 2,536,986 —

Jon D. Berger Former Senior Vice President Strategy and Business Development	2008 2007 2006	337,500 350,000 350,000		— — —	15,159 325,408 —		112,979 28,896 —		— — 269,631	— — —	398,281 — —	(11)	863,919 704,304 619,631

Glenn Cole Former Chief Financial Officer	2008 2007 2006	160,919 220,769 —		— — —	64,283 275,868 —		265,718 521,605 —	(12) (12)	— — —	— — —	220,316 — —		711,236 1,018,242 —

(1)	The value of the stock awards presented in this table equals the value of the award earned by such executive during the years presented. The value earned by the executive in during the year presented is equal to the expense amortized by the Company for the grant during such year, which is based upon the total value of the stock award at the date of grant. The value of each stock award was determined based upon the closing price of our common stock as reported by the Nasdaq Global Market on the effective date of grant. Award details are set forth below in our Grants of Plan-Based Awards table.
(2)	The value of the option awards presented in this table equals the value of the award earned by such executive during the years presented. The value earned by the executive during the year presented is equal to the expense amortized for the grant during such year, which is based upon the total value of the option award at the date of grant. The value of each option award was determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2008 Annual Report on Form 10-K. Award details are set forth below in our Grants of Plan-Based Awards table.
(3)	The amount shown for Mr. Engert includes amounts paid to Mr. Engert in connection with his service on our Board of Directors from April 2008 through November 2008.
(4)	This amount was paid to Mr. Murnane as a signing bonus when Mr. Murnane joined the Company in March 2008.
(5)	This amount was paid to Mr. Sankaran as a signing bonus when Mr. Sankaran joined the Company in May 2008.
(6)	Effective May 5, 2008, Dr. Berger requested to have his annual base salary for 2008 be reduced from $600,000 to $300,000. The amount also includes payments made in connection with Dr. Berger’s service on the Board of Directors.
(7)	This amount represents two installments of Dr. Berger’s severance of $600,000 payable to Dr. Berger in connection with his departure as the Company’s Chief Executive Officer. This amount includes COBRA payments for 2008 since Dr. Berger’s departure.
(8)	This amount represents the value of the executive’s restricted stock unit award which was granted effective February 19, 2008 and which vested over the course of 2008. The vesting of these awards was accelerated in full as part of such executive’s departures from the Company.
(9)

As indicated in footnote (2) above, the value of the option awards listed for Mr. Mayleben are based upon the expense amortized by the Company for the given period. However, Mr. Mayleben’s employee options were never in the money and, thus, were never exercised by Mr. Mayleben. Therefore, although it appears that Mr. Mayleben was our highest paid executive officer for 2007 and 2008, Mr. Mayleben did not realize any value from his employee option awards.
(10)	This represents the amount of Mr. Mayleben’s severance in 2008. Mr. Mayleben’s total severance package in connection with his departure as the Company’s President and Chief Operating Officer was $375,000 plus 12 months of COBRA payments.
(11)	This amount represents the aggregate severance payment the Company paid to Mr. Berger in connection with his departure in November 2008 as the Company’s Senior Vice President of Strategy & Business Development.
(12)	As indicated in footnote (2) above, the value of the employee option awards listed for Mr. Cole are based upon the expense amortized by the Company for the given period. However, Mr. Cole’s employee options were never in the money and, thus, were never exercised by Mr. Cole. Therefore, although it appears that Mr. Cole was one of our highest paid executive officers for 2007 and 2008, Mr. Cole did not realize any value from his employee option awards.

Description of our Employment Agreements with our Current Executive Officers

Employment Agreement with our Chief Executive Officer

We are a party to an at-will employment agreement with Mr. Engert. Under the agreement, for each year of Mr. Engert’s employment, in addition to his base salary of $450,000 (which is subject to increase in the discretion of the Compensation Committee), Mr. Engert is eligible to receive target incentive compensation of up to 60% of base salary and, depending upon the level by which the Company exceeds its revenue and adjusted earnings per share targets, up to 100% of base salary, as our Compensation Committee may determine, in its sole discretion, and to which he may be entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. Mr. Engert is also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to our other senior officers as may be determined at the discretion of our Board. In addition, in December 2008, the Company granted Mr. Engert an option to purchase 300,000 shares of the Company’s common stock. In February 2009, the Company granted Mr. Engert an option to purchase an additional 450,000 shares of the Company’s common stock. The employment agreement also provides Mr. Engert with a severance package which includes: (i) cash severance payment equal to a period of three (3) months of his pro-rated salary, (ii) continuation of certain healthcare benefits for six (6) months, and (iii) the acceleration of six (6) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company). If at any time following the completion of his first six (6) months of employment with the Company Mr. Engert is terminated, Mr. Engert will be entitled to receive: (i) cash severance payments for a period of twelve (12) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of twelve (12) months following the termination of his employment; and (iii) the acceleration of twelve (12) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company).

Employment Agreement with our Chief Operating Officer

In February 2008, we entered into an at-will employment agreement with Mr. Timothy Murnane. Under the agreement, for each year of Mr. Murnane’s employment, in addition to his based salary of $375,000 (which is subject to increase in the discretion of the Compensation Committee), Mr. Murnane is eligible to receive target incentive compensation of up to 50% of base salary and, depending upon the level by which the company exceeds its revenue and adjusted earnings per share targets, up to 100% of base salary, as our Compensation Committee may determine, in its sole discretion, and to which he may be entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. In addition, in May 2008 the Company granted Mr. Murnane a restricted stock unit grant of 30,000 shares and an option to purchase 125,000 shares of the Company’s stock. In addition, the Company agreed to grant to Mr. Murnane an additional option covering 100,000 shares at the first meeting of the Board of Directors following Mr. Murnane’s one-year anniversary with the Company. The employment agreement also provides Mr. Murnane with a severance package equal to 12 months of base salary, a pro-rata amount of his bonus (based upon the timing of the termination) and 12 months of accelerated vesting on his equity grants in the event Mr. Murnane’s employment is terminated without Cause or if Mr. Murnane elects to resign for Good Reason (as each term is defined in the employment agreement).

Employment Agreement with our Chief Financial Officer

In May 2008, we entered into an at-will employment agreement with Mr. David Sankaran. Under the agreement, for each year of Mr. Sankaran’s employment, in addition to his base salary of $325,000 (which is subject to increase in the discretion of the Compensation Committee), Mr. Sankaran is eligible to receive target incentive compensation of up to 50% of base salary and, depending upon the level by which the company exceeds its revenue and adjusted earnings per share targets, up to 100% of base salary, as our Compensation Committee may determine, in its sole discretion, and to which he may be entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. In addition, in May 2008, the Company granted Mr. Sankaran a restricted stock unit grant of 25,000 shares and an option to purchase 100,000 shares of the Company’s stock. In addition, the Company agreed to grant to Mr. Sankaran an additional option covering 90,000 shares at the first meeting of the Board of Directors following Mr. Sankaran’s one-year anniversary with the Company. The employment agreement also provides Mr. Sankaran with a severance package equal to 12 months of base salary, a pro-rata amount of his bonus (based upon the timing of the termination), continuation of certain healthcare benefits for 12 months, and 12 months of accelerated vesting on his equity grants in the event Mr. Sankaran’s employment is terminated without Cause or if Mr. Sankaran elects to resign for Good Reason (as each term is defined in the employment agreement).

Description of our Employment Agreements with our Former Executive Officers Who Served in 2008

Employment Agreement with our former Chief Executive Officer

The Company announced in November 2008 that Dr. Paul Berger would be leaving the Company, but retaining his position as chairman of the board of directors. During 2008, we were a party to an at-will employment agreement with Dr. Berger. Under the agreement, for each year of Dr. Berger’s employment, in addition to his base salary of $600,000 (which was voluntarily reduced to an annual salary of $300,000 in March of 2008), Dr. Berger was eligible to receive incentive compensation and bonuses up to 100% of base salary, as our Compensation Committee, in its discretion, determined to award him, and to which he was entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. Dr. Berger was also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to our other senior officers as may be determined at the discretion of our Board. In 2007 Dr. Berger was eligible to receive $533,250 in incentive compensation, or 89% of the maximum amount Dr. Berger was eligible to receive under our performance-based incentive plan. As referenced above, the $533,250 payable to Dr. Berger was paid through a restricted stock unit grant covering 43,602 shares, which vested immediately on November 19, 2008 in connection with his departure as our Chief Executive Officer.

Employment Agreement with our former President & Chief Operating Officer

The Company announced in February 2008 that Mr. Timothy Mayleben would be leaving the Company. However, during the first two months of 2008, we were a party to an at-will employment agreement with Mr. Mayleben under which Mr. Mayleben was eligible to receive an annual base salary of $425,000 as well as annual incentive compensation of up to $375,000 under our performance-based incentive compensation plan. In addition, pursuant to his employment agreement and our employment policies, Mr. Mayleben was also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that were provided generally to our other senior officers. As indicated in the Grants of Plan-Based Awards table below, in February 2008 Mr. Mayleben received a restricted stock unit grant covering 27,252 shares, which was scheduled to vest at the one-year anniversary of the date of grant. Instead, in connection with Mr. Mayleben’s resignation, the vesting of this award accelerated in accordance with the provisions of Mr. Mayleben’s employment agreement. For more information, see Description of Actual Payments upon Termination of Certain Executive Officers beginning on page 34 of this Proxy Statement.

Employment Agreement with our former Senior Vice President & Chief Financial Officer

The company announced in February 2008 that Mr. Glenn Cole would be departing as the company’s chief financial officer as soon as we were able to find his replacement, which occurred in May 2008. During Mr. Cole’s employment with us, we were a party to an at-will employment agreement with Mr. Cole under which Mr. Cole was eligible to receive an annual base salary of $350,000 as well as annual incentive compensation of up to $350,000 under our performance-based incentive compensation plan. In addition, pursuant to his employment agreement and our employment policies, Mr. Cole was also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that were provided generally to our other senior officers. As indicated in the Grants of Plan-Based Awards table below, in February 2008 Mr. Cole received a restricted stock unit grant covering 16,957 shares, which was scheduled to vest at the one-year anniversary of the date of grant. Instead, in connection with Mr. Cole’s resignation, the vesting of this award accelerated in accordance with the provisions of Mr. Cole’s employment agreement. For more information, see Description of Actual Payments Upon Termination of Certain Executive Officers beginning on page 34 of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

The table below shows all plan-based awards that the Company made during 2008 to the Named Executive Officers:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date (2)		Threshold (3)	Target (4)	Maximum (4)	Threshold	Target	Maximum
Current Officers:
David M. Engert. President and Chief Executive Officer	1/1/08 5/12/08 12/22/08	(5)	— — —	$270,000 — —	$450,000 — —	— — —	— — —	— — —	— — —	— 64,318 300,000	$ $	— 7.64 4.26	$ $	— 188,529 608,835

Timothy E. Murnane Chief Operating Officer	2/19/08 5/12/08 5/12/08		— — —	$187,500 — —	$375,000 — —	— — —	— — —	— — —	— — 30,000	— 125,000 —	$	— 7.64 —	$ $	— 406,842 229,200

David M. Sankaran Chief Financial Officer	5/16/08 5/19/08 5/19/08		— — —	$162,500 — —	$325,000 — —	— — —	— — —	— — —	— — 25,000	— 100,000 —	$	— 7.50 —	$ $	— 325,008 187,500

Former Officers:
Paul E. Berger, M.D. Former President and Chief Executive Officer	1/1/08 2/19/08		— —	$300,000 —	$600,000 —	— —	— —	— —	— 43,602	— —		— —	$	— 533,250

Timothy M. Mayleben Former President and Chief Operating Officer	1/1/08 2/19/08		— —	$187,500 —	$375,000 —	— —	— —	— —	— 27,252	— —		— —	$	— 333,281

Jon D. Berger Former Senior Vice President Strategy and Business Development	1/1/08 2/19/08 5/12/08		— — —	$187,500 — —	$375,000 — —	— — —	— — —	— — —	— 25,435 —	— — 75,000	$	— — 7.64	$ $	— 311,063 248,305

Glenn Cole Former Chief Financial Officer	1/1/08 2/19/08		— —	$175,000 —	$350,000 —	— —	— —	— —	— 16,957	— —		— —	$	— 207,375

(1)	The values listed under the heading “Estimated Future Payouts under Non-Equity Incentive Plan Awards” shows the target and maximum payouts under our 2008 Performance-Based Incentive Program for each executive who participated in that program. The formulas that determined the payout under that plan are described in full detail in our Compensation Discussion and Analysis under the heading “Elements of Executive Compensation—2008 Performance-Based Incentive Program.” As more fully described in that section, there were no payments of any incentive compensation under this plan to any of our executive officers.
(2)	Although the formulas for the 2008 Performance-Based Incentive Program were not established until April 2008, the target and maximum amounts that each executive was eligible to receive under the program were established as part of each executive’s employment agreement. Thus, we have listed the grant date for these awards as either January 1, 2008 or, if later, the date of the executive’s employment agreement.
(3)	Under the 2008 Performance-Based Incentive Program, if the Company did not achieve 90% of the target for adjusted earnings per share, then no amounts would be paid under the plan.
(4)	The values shown for these executives represent the full amounts payable to such executive if that executive had been employed during all of 2008. Had we achieved the targets established for revenue and adjusted earnings per share, each executive’s payment under the 2008 Performance-Based Incentive Program would have been reduced pro rata based upon the number of days the executive was employed by the Company during 2008.
(5)	These shares were granted to Mr. Engert in connection with Mr. Engert’s initial service on our Board of Directors.

Outstanding Equity Awards At Fiscal Year-End

This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Current Officers:
David M. Engert Chief Executive Officer	— —	64,318 300,000	— —	$ $	7.64 4.26	5/12/2018 12/22/2018	— —		— —	— —	— —

Timothy E. Murnane Chief Operating Officer	— —	125,000 —	— —		$7.64 —	5/12/2018 5/12/2018	— 30,000	$	— 145,800	— —	— —

David M. Sankaran Chief Financial Officer	— —	100,000 —	— —		$7.50 —	5/19/2018 5/19/2018	— 25,000	$	— 121,500	— —	— —

Former Officers:
Paul E. Berger, M.D. Former President and Chief Executive Officer	7,913	4,474	—		$21.75	2/21/2017	4,598		22,346	—	—

Timothy M. Mayleben Former President and Chief Operating Officer	—	—	—		—	—	—		—	—	—

Jon D. Berger Former Senior Vice President Strategy and Business Development	3,784	—	—		$21.75	2/21/2017	—		—	—	—

Glenn Cole Former Chief Financial Officer	—	—	—		—	—	—		—	—	—

(1)	Values in this column were determined by using a price of $4.86, which was the closing price of our common stock on December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth information on the exercise of stock options during 2008 by each of the Named Executive Officers and the value of stock vested during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Current Officers:
David M. Engert Chief Executive Officer	—	—	—	—
Timothy E. Murnane Chief Operating Officer	—	—	—	—
David M. Sankaran Chief Financial Officer	—	—	—	—

Former Officers:
Paul E. Berger, M.D. Former President and Chief Executive Officer	—	—	43,602	$127,754

Timothy M. Mayleben Former President and Chief Operating Officer	36,000	$208,800	44,002	$505,223

Jon D. Berger Former Senior Vice President Strategy and Business Development	—	—	25,435	$74,525

Glenn Cole Former Chief Financial Officer	—	—	20,357	$153,526

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following summary sets forth potential payments payable to our executive officers upon termination of employment under their current employment agreement and our other compensation programs. The Compensation Committee and our executives may agree to revise or amend these benefits in the future.

David M. Engert

We have entered into an employment agreement with our chief executive officer, Mr. David Engert, pursuant to which we may terminate Mr. Engert’s employment if Mr. Engert breaches his duty of loyalty or engages in any acts of dishonesty or fraud with respect to us, commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person, breaches any material term of his employment agreement, reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing us substantial public disgrace, disrepute or economic harm, substantial and repeated failure to perform his duties or gross negligence or willful misconduct with respect to us (“Cause”). In addition, we may terminate the agreement in the event of Mr. Engert’s death or if Mr. Engert suffers any permanent mental or physical disability or other incapacity. Mr. Engert may terminate his employment agreement for “Good Reason” if, without his consent, we (i) materially reduce Mr. Engert’s base salary, (ii) we materially reduce his responsibilities, or if (iii) we require Mr. Engert to relocate from his current primary residence in Paradise Valley, Arizona.

Termination by Us (other than for Cause, Death or Disability) or Termination by Mr. Engert for Good Reason. If during the first six months of employment, Mr. Engert is terminated for any reason other than death, disability or Cause, or if Mr. Engert terminates his employment during the first six months of his employment for Good Reason, he is entitled to receive (less applicable withholding taxes):

•	cash severance payments for a period of three (3) months following the termination of his employment;

•	reimbursement for health insurance premiums for a period of six (6) months following the termination of his employment;

•	the acceleration of six (6) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company)

If at any time following the completion of his first six (6) months of employment with the Company Mr. Engert is terminated without Cause or if he resigns for Good Reason, Mr. Engert will be entitled to receive (less applicable withholding taxes):

•	cash severance payments for a period of twelve (12) months following the termination of his employment;

•	reimbursement for health insurance premiums for a period of twelve (12) months following the termination of his employment; and

•	the acceleration of twelve (12) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company).

To be eligible to receive the separation benefits described above, Mr. Engert is required to adhere to the terms and conditions of a confidentiality and noncompetition agreement.

If Mr. Engert is terminated without Cause or resigns for Good Reason within twelve (12) months of a change of control (as defined in the employment agreement) of the Company, the remaining unvested shares under all of Mr. Engert’s outstanding option grants and other equity incentive grants then held by him shall become immediately vested and exercisable.

Termination for Death or Disability. If Mr. Engert’s employment is terminated as a result of his death or permanent disability, Mr. Engert (or his estate) is entitled to receive all amounts then due and owing through the date of termination, plus any amounts due under any bonus plan in which Mr. Engert was a participant during his employment, pro-rated for the period of the calendar year in which Mr. Engert was employed.

Termination by Us for Cause or By Mr. Engert other than for Good Reason. Upon termination for any other reason, Mr. Engert is not entitled to any payment or benefit other than the payment of unpaid salary. For equity awards held by Mr. Engert, upon termination of his employment, pursuant to our 2006 Equity Incentive Plan, Mr. Engert will forfeit any outstanding awards except that he will have 90 days following termination of employment to exercise any vested options.

Assuming Mr. Engert’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus	Medical Continuation (2)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—
Termination without Cause or Resignation for Good Reason	$118,750	—	$8,453	—	—	$26,250	$153,453
Death or Disability	—	—	—	—	—	—	—

(1)	As indicated above, Mr. Engert’s employment agreement provides that he will be paid an amount equal to his base salary for a period of three months following the date of resignation for Good Reason within the first six months of employment, and 12 months of his base salary following the completion of six months of employment. Any amount owed will be paid ratably over a 3 or 12 month-period in accordance with the Company’s pay practices.
(2)	This amount represents an estimate of the premiums that will be paid on behalf of Mr. Engert for continued medical coverage under COBRA.

Timothy E. Murnane

We have entered into an employment agreement with our chief operating officer, Mr. Tim Murnane, pursuant to which we may terminate Mr. Murnane’s employment if Mr. Murnane breaches his duty of loyalty or engages in any acts of dishonesty or fraud with respect to us, commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person, breaches any material term of his employment agreement, reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing us substantial public disgrace, disrepute or economic harm, substantial and repeated failure to perform his duties or gross negligence or willful misconduct with respect to us (“Cause”). In addition, we may terminate the agreement in the event of Mr. Murnane’s death or if Mr. Murnane suffers any permanent mental or physical disability or other incapacity. Mr. Murnane may terminate his employment agreement for “Good Reason” if, without his consent, we (i) reduce Mr. Murnane’s base salary, (ii) we materially reduce his responsibilities, or if (iii) we require Mr. Murnane to relocate to a work site that would increase Mr. Murnane’s one-way commute distance from Executive’s principal residence by more than fifty (50) miles.

Termination by Us (other than for Cause, Death or Disability) or Termination by Mr. Murnane for Good Reason. If Mr. Murnane is terminated for any reason other than death, disability or Cause, or if Mr. Murnane terminates his employment for Good Reason, he is entitled to receive (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following the date of termination,

•	amounts due under any bonus plan in which Mr. Murnane is a participant, pro-rated for the period of the calendar year in which Mr. Murnane was employed, and

•	continuation of insurance coverage for 12 months following termination.

To be eligible to receive the separation benefits described above, Mr. Murnane is required to adhere to the terms and conditions of a confidentiality and noncompetition agreement.

Termination for Death or Disability. If Mr. Murnane’s employment is terminated as a result of his death or permanent disability, Mr. Murnane (or his estate) is entitled to receive all amounts then due and owing through the date of termination, plus any amounts due under any bonus plan in which Mr. Murnane was a participant during his employment, pro-rated for the period of the calendar year in which Mr. Murnane was employed.

Termination by Us for Cause or By Mr. Murnane other than for Good Reason. Upon termination for any other reason, Mr. Murnane is not entitled to any payment or benefit other than the payment of unpaid salary. For equity awards held by Mr. Murnane, upon termination of his employment, pursuant to our 2006 Equity Incentive Plan, Mr. Murnane will forfeit any outstanding awards except that he will have 90 days following termination of employment to exercise any vested options.

Assuming Mr. Murnane’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus	Medical Continuation (2)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—
Termination without Cause or Resignation for Good Reason	$375,000	—	$16,905	—	—	$48,600	$440,505
Death or Disability	—	—	—	—	—	—	—

(1)	As indicated above, Mr. Murnane’s employment agreement provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of Termination Without Cause or his resignation for Good Reason. These amounts would be paid ratably over the 12 month-period in accordance with the Company’s pay practices.
(2)	This amount represents an estimate of the premiums that would be paid on behalf of Mr. Murnane for continued medical coverage under COBRA.

David M. Sankaran

We have entered into an employment agreement with our chief financial officer, Mr. David Sankaran, pursuant to which we may terminate Mr. Sankaran’s employment if Mr. Sankaran breaches his duty of loyalty or engages in any acts of dishonesty or fraud with respect to us, commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person, breaches any material term of his employment agreement, reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing us substantial public disgrace, disrepute or economic harm, substantial and repeated failure to perform his duties or gross negligence or willful misconduct with respect to us (“Cause”). In addition, we may terminate the agreement in the event of Mr. Sankaran’s death or if Mr. Sankaran suffers any permanent mental or physical disability or other incapacity. Mr. Sankaran may terminate his employment agreement for “Good Reason” if, without his consent, we (i) reduce Mr. Sankaran’s base salary, (ii) we materially reduce his responsibilities, or if (iii) we require Mr. Sankaran to relocate to a work site that would increase Mr. Sankaran’s one-way commute distance from Executive’s principal residence by more than fifty (50) miles.

Termination by Us (other than for Cause, Death or Disability) or Termination by Mr. Sankaran for Good Reason. If. Mr. Sankaran is terminated for any reason other than death, disability or Cause, or if Mr. Sankaran terminates his employment for Good Reason, he is entitled to receive (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following the date of termination,

•	amounts due under any bonus plan in which Mr. Sankaran is a participant, pro-rated for the period of the calendar year in which Mr. Sankaran was employed, and

•	continuation of insurance coverage for 12 months following termination.

To be eligible to receive the separation benefits described above, Mr. Sankaran is required to adhere to the terms and conditions of a confidentiality and noncompetition agreement.

Termination for Death or Disability. If Mr. Sankaran’s employment is terminated as a result of his death or permanent disability, Mr. Sankaran (or his estate) is entitled to receive all amounts then due and owing through the date of termination, plus any amounts due under any bonus plan in which Mr. Sankaran was a participant during his employment, pro-rated for the period of the calendar year in which Mr. Sankaran was employed.

Termination by Us for Cause or By Mr. Sankaran other than for Good Reason. Upon termination for any other reason, Mr. Sankaran is not entitled to any payment or benefit other than the payment of unpaid salary. For equity awards held by Mr. Sankaran, upon termination of his employment, pursuant to our 2006 Equity Incentive Plan, Mr. Sankaran will forfeit any outstanding awards except that he will have 90 days following termination of employment to exercise any vested options.

Assuming Mr. Sankaran’s employment was terminated under each of these circumstances on December 31, 2008, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus	Medical Continuation (2)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—
Termination without Cause or Resignation for Good Reason	$325,000	—	$6,044	—	—	$40,095	$371,139
Death or Disability	—	—	—	—	—	—	—

(1)	As indicated above, Mr. Sankaran’s employment agreement provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of Termination Without Cause or his resignation for Good Reason. These amounts would be paid ratably over the 12 month-period in accordance with the Company’s pay practices.
(2)	This amount represents an estimate of the premiums that would be paid on behalf of Mr. Sankaran for continued medical coverage under COBRA.

Description of Actual Payments Upon Termination of Certain Executive Officers

Paul E. Berger, M.D.

In November 2008, we announced that Dr. Paul Berger, our founder and former President & Chief Executive Officer would no longer be employed in such capacities as of November 15, 2008. In connection with Dr. Berger’s departure, Dr. Berger and the Company entered into a Transition and Separation Agreement pursuant to which the parties agreed that, consistent with the terms of Dr. Berger’s employment agreement:

•	Dr. Berger will receive an aggregate amount equal to $600,000, payable in 12 monthly installments;

•	the vesting of restricted stock units granted to Dr. Berger on February 19, 2008 became vested as of the date of separation;

•

Dr. Berger will be provided with health benefits under the Company’s health plan (or the Company shall pay for Dr. Berger’s continued coverage) until the earlier of 12 months from the date separation date or the date on which he becomes eligible for group health coverage with another employer;

•	reimbursement of certain legal expenses; and

•	the terms of Dr. Berger’s confidentiality and non-competition agreement will remain in effect.

A summary of the severance payments payable to Dr. Berger have the following estimated values:

	Cash Severance	Bonus	Medical Continuation	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Severance Benefits	$600,000	—	$11,254	—	—	$127,754	$739,008

Timothy M. Mayleben

In February 2008, we announced that Mr. Timothy Mayleben, our former President & Chief Operating Officer was resigning as of February 29, 2008. In connection with Mr. Mayleben’s resignation, our Board of Directors concluded that Mr. Mayleben’s resignation was for “Good Reason” as defined in his employment agreement. As a result, pursuant to his employment agreement, Mr. Mayleben received the following amounts as severance compensation (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following February 29, 2008;

•	amounts due under our 2008 performance-based incentive plan, pro-rated through February 29, 2008;

•	continuation of insurance coverage for 12 months following February 29, 2008; and

•	twelve months of accelerated vesting on his equity awards.

A summary of the severance payments payable to Mr. Mayleben have the following estimated values:

	Cash Severance	Bonus	Medical Continuation	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value (1)	Total
Resignation For Good Reason	$425,000	—	$12,814	—	—	$405,433	$843,247

(1)	This amount includes the acceleration of the vesting of the restricted stock unit grant covering 27,252 shares of the Company’s common stock granted to Mr. Mayleben to satisfy the amounts earned by Mr. Mayleben under our performance-based incentive plan for 2007. It also includes the acceleration of 8,250 shares of common stock subject to a restricted stock unit grant awarded to Mr. Mayleben in February 2007. This amount does not include any additional shares that accelerated under Mr. Mayleben’s outstanding option grants, as such grants have an exercise price that exceeds the market value of our common stock.

Jon D. Berger

In November 2008, we also announced Mr. Jon Berger, one of our founders and senior vice president of strategy and business development would no longer be employed in such capacity as of as of November 15, 2008. In connection with Mr. Berger’s resignation, Mr. Berger and the Company entered into a Transition and Separation Agreement pursuant to which the parties agreed that:

•	Mr. Berger received a lump sum payment in an aggregate amount equal to $397,000;

•	the vesting of restricted stock units granted to Mr. Berger on February 19, 2008 became vested as of the date of separation;

•

Mr. Berger shall be provided with health benefits under the Company’s health plan (or the Company shall pay for Mr. Berger’s continued coverage) until the earlier of 12 months from the date separation date or the date on which he becomes eligible for group health coverage with another employer; and

•	Mr. Berger will remain subject to his existing confidentiality agreement and a one-year non-competition agreement.

A summary of the severance payments payable to Mr. Berger have the following estimated values:

	Cash Severance	Bonus	Medical Continuation	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Severance Benefits	$397,000	—	$—	—	—	$74,525	$471,525

Glenn R. Cole

In February 2008, we announced that Mr. Glenn Cole, our Senior Vice President & Chief Financial Officer would be resigning on or about May 1, 2008 but would continue to serve in his current capacity until such resignation. In connection with Mr. Cole’s resignation, our Board of Directors concluded that Mr. Cole’s resignation was for “Good Reason” as defined in his offer letter. As a result, pursuant to his offer letter, Mr. Cole received the following amounts as severance compensation (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following May 1, 2008; and

•	continuation of insurance coverage for 12 months following March 1, 2008.

A summary of the severance payments payable to Mr. Cole’s have the following estimated values:

	Cash Severance	Bonus	Medical Continuation	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value (1)	Total
Resignation For Good Reason	$350,000	—	$15,377	—	—	$127,856	$493,233

(1)	This amount represents the acceleration of the vesting of the restricted stock unit grant covering 16,957 shares of the Company’s common stock granted to Mr. Cole to satisfy the amounts earned by Mr. Cole under our performance-based incentive plan for 2007.

COMPENSATION COMMITTEE POLICIES AND PROCEDURES

The Compensation Committee of the Board of Directors currently consists of three members, each of whom meets the independence requirements of the listing standards of the Nasdaq Global Market and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended. The roles and responsibilities of the Compensation Committee of our Board of Directors are set forth in the Charter of the Compensation Committee, which can be accessed at our website, www.nighthawkrad.net, under the heading Investor Relations. The Compensation Committee is charged with:

•

Annually reviewing and approving the compensation arrangements for our chief executive officer and the other senior executive officers, including: (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, if any (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, or arrangements.

•	Making recommendations to the Board with respect to incentive compensation plans.

•	Making recommendations to the Board with respect to outside director compensation.

Participation by Executive Management. The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and robust conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

Role of Compensation Consultants. In its ongoing deliberations regarding executive compensation, the Compensation Committee retained the executive compensation consulting firm Mercer to independently develop a competitive peer group and gather compensation data to enable the Company to perform analyses of competitive performance and compensation levels. The role of the consulting group was limited to developing a peer group and gathering data.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during 2008, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

It is our policy that all related party transactions in which the value of the transaction exceeds $10,000 be approved by either our Audit Committee or a majority of the disinterested members of our Board. We did not enter into any related party transaction in 2008 in which this policy was not followed.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain of our executive officers. See “Grants of Plan-Based Awards—Potential Payments upon Termination or Change in Control.”

We have also entered into indemnification agreements with each of our directors and executive officers. Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Family Relationships

Dr. Paul E. Berger, the chairman of our board of directors and our former president and chief executive officer through November 2008, is the father of Jon Berger, who served as our director and senior vice president of strategy and business development through November 2008, and Scott Berger, who has served as our Vice President of Product Development since June 2003. Jon Berger’s compensation for 2008 is provided in the compensation tables presented in this proxy statement. During 2008, Scott Berger received a base salary of $160,000. In addition, Scott Berger was granted a restricted stock unit grant covering 1,402 shares of our common stock on February 19, 2008. Finally, Dr. Berger’s son-in-law, Mark Kettell, has served as our Manager of Implementations since June 2003. Mr. Kettell received a base salary of $87,500.

Registration Rights Agreement

In connection with their separation from the Company, we, Dr. Paul Berger and Mr. Jon Berger entered into a customary registration rights agreement, pursuant to which the Bergers are entitled to two demand registrations for shares of our common stock held by them.

2008 REPORT OF THE AUDIT COMMITTEE

In connection with the financial statements for the fiscal year ended December 31, 2008, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and

(3) received the written disclosure and letter from the Auditors the matters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Respectfully submitted,

AUDIT COMMITTEE

Charles R. Bland

David J. Brophy, Ph.D.

Peter Y. Chung

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2010 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Stockholder Proposals) and received by the Secretary of the Company on or before November 6, 2009.

OTHER MATTERS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy Card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Paul E. Cartee

Vice President, General Counsel and Secretary

The Board of Directors recommends a vote FOR Items 1 and 2.

Please mark your votes as indicated in this example

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

1. Election of Class I Directors

Nominees:

01 Paul E. Berger, M. D.

02 David J. Brophy, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. APPOINTMENT OF INDEPENDENT

ACCOUNTANTS

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box

WILL ATTEND

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO

DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE

PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

Mark Here for Address

Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

You can view the Annual Report and Proxy Statement on the internet at http://materials.proxyvote.com/65411N

INTERNET

http://www.proxyvoting.com/nhwk

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

The undersigned hereby appoints Mr. David M. Sankaran and Mr. Paul E. Cartee, Esq., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of NightHawk Radiology Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 17, 2009, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your NightHawk Radiology Holdings, Inc. account online.

Access your NightHawk Radiology Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for NightHawk Radiology Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View payment history for dividends

• View certificate history

• Make address changes

• View book-entry information

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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